EXHIBIT 99.1

GoPro Adds Golden State Warriors President and Chief Operating Officer Rick Welts to its Board of Directors

SAN MATEO, Calif., October 30, 2017 – GoPro (NASDAQ: GPRO) today announced that Rick Welts, President and COO of the Golden State Warriors, has joined GoPro’s Board of Directors. Currently in his seventh season with the five-time World Champion Warriors, Mr. Welts’ experience includes over forty years in the National Basketball Association spanning every level of operation in the league, including two decades as Executive Vice President, Chief Marketing Officer, and President of NBA Properties.

“Rick Welts’ leadership, creativity, and passion have made him one of the most respected individuals in the NBA. Not only does he have a record of building championship teams, he’s also an extraordinarily talented business, operating, and marketing executive,” said Nicholas Woodman, founder and CEO of GoPro. “We are fortunate to add Rick to GoPro’s board of directors during this exciting new era of growth and profitability.”

Mr. Welts has been honored with multiple awards including the United States Tennis Association 2011 ICON Award, GLSEN’s (Gay, Lesbian and Straight Education Network) Respect Award, and in September 2014, he was honored by GLAAD, the nation’s LGBT media advocacy organization, with the Davidson/Valentini Award, which is presented to an individual who has made a significant difference in promoting equality for the LGBT community.

“I am thrilled to join the GoPro board of directors,” said Mr. Welts. “I've been following the company for years, am an avid user of its products, and I admire the work the management team has done over the past eighteen months to get the business back on track. I look forward to joining the team and contributing to their continued success.”

Mr. Welts also serves as a board member of the Bay Area Council and the Warriors Community Foundation and is a member of the Basketball Hall of Fame’s Direct Elect Committee, the NBA’s Team Advisory Committee, and Global Inclusion Council.

About GoPro, Inc. (NASDAQ: GPRO) GoPro makes is easy for people to celebrate and share experiences. We believe life is more meaningful when shared. We build cameras, software and accessories that help the world share itself in immersive and exciting ways.
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